                                                                   EXHIBIT 12(a)


                             UNION ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                    Year Ended December 31,                      12 Months
                                                -------------------------------------------------------------    Ended
                                                                                                                 March 31,
                                                1992          1993         1994         1995          1996         1997
                                                ----          ----         ----         ----          ----         ----
                                                              (Thousands of Dollars Except Ratios)
Net income for the Period                     $302,748     $297,160      $320,757     $314,107     $304,876     $296,366
                                              --------     --------      --------     --------     --------     --------
   Add:
      Taxes Based on income                    197,009      182,716       203,827      207,734      196,210      189,991
                                              --------     --------      --------     --------     --------     --------
      Fixed Charges:
         Interest on Debt                      125,798      124,430       135,608      129,239      128,375      130,156 (*)
         Amortization of Premium and
            Discount, Less Expense on Debt;
            and Bond Defeasance Cost             9,521        5,170         5,504        5,502        4,269        3,811
         Rentals (See note)                        908        1,314         1,299        3,330        3,458        3,716
                                              --------     --------      --------     --------     --------     --------
            Total Fixed Charges                136,227      130,914       142,411      138,071      136,102      137,683
                                              --------     --------      --------     --------     --------     --------


Earnings Available for Fixed Charges          $635,984     $610,790      $666,995     $659,912     $637,188     $624,040
                                              ========     ========      ========     ========     ========     ========


Ratio of Earnings to Fixed Charges                4.66         4.66          4.68         4.78         4.68         4.53
                                                  ====         ====          ====         ====         ====         ====





(*)   Total annual interest charges on all bonds for the twelve months ended
March 31, 1997 was $112,905,000.

      Note: Represents the interest factor applicable to rentals.